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                                                                EXHIBIT 5(l)




                                                    June 25, 1993



Jennison Associates Capital Corp.
466 Lexington Avenue
New York, NY  10017



                  INVESTMENT ADVISORY AGREEMENT FOR SUBADVISER
                       (HARBOR CAPITAL APPRECIATION FUND)



Dear Sirs:

     Harbor Capital Advisors, Inc. (the "Adviser"), a Delaware corporation, with its principal offices at One SeaGate, Toledo, Ohio 43666, is the investment adviser to Harbor Fund (the "Trust") on behalf of Harbor Capital Appreciation Fund (the "Fund"). The Trust has been organized under the laws of Delaware to engage in the business of an investment company. The shares of beneficial interest of the Trust ("Shares") are divided into multiple series including the Fund, as established pursuant to a written instrument executed by the Trustees of the Trust. Pursuant to authority granted the Adviser by the Trust's Trustees and pursuant to the procisions of the Investment Advisory Agreement dated June 25, 1993, between the Advisor and the Trust, the Adviser has selected you to act as a sub-investment adviser of the Fund and to provide certain other services, as more fully set forth below and you are willing to act as such a sub-investment adviser and to perform such services under the terms and conditions hereinafter set forth. Accordingly, the Adviser and the Trust on behalf of the Fund agree with you as follows:

1. DELIVERY OF FUND DOCUMENTS. The Adviser has furnished you with copies, properly certified or authenticated, of each of the following:

      (a) Declaration of Trust of the Trust, filed with the Secretary of the State of Delaware dated June 8, 1993, as amended from time to time (the "Declaration of Trust").

      (b)  By-Laws of the Trust as in effect on the date hereof.

      (c) Resolutions of the Trustees selecting the Adviser as investment adviser and you as a sub-investment adviser and approving the form of this Agreement.



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JENNISON ASSOCIATES CAPITAL CORP.
HARBOR CAPITAL APPRECIATION FUND
JUNE 25, 1993




      The Adviser will furnish you from time to time with copies, properly certified or authenticated, of all amendments of or supplements to the foregoing, including future resolutions of the Trustees approving the continuance of the items listed in (c) above.

2. ADVISORY SERVICES. You will regularly provide the Fund with advice concerning the investment management of the Fund's portfolio, which advice shall be consistent with the investment objective and policies of the Fund. You will determine what securities shall be purchased for the Fund's assets, what securities shall be held or sold by the Fund, and what portion of such assets shall be held uninvested, subject always to the provisions of the Trust's Declaration of Trust and By-Laws and the Investment Company Act of 1940, as amended, and to the investment objectives, policies and restrictions of the Fund, as each of the same shall be from time to time in effect and subject, further, to such policies and instructions as the Board of Trustees may from time to time establish. In accordance with paragraph 5, you or your agent shall arrange for the placing of all orders for the purchase and sale of portfolio securities for the Fund's account with brokers or dealers selected by you. The Adviser shall provide you with written statements of such Declaration; By-laws; investment objectives and policies; and instructions, as in effect from time to time; and you shall have no responsibility for actions taken in reliance on any such documents. You shall have no obligations or duties whatsoever to ensure compliance with any limitation relating to the amount of (i) the Fund's aggregate assets which may be invested in any category of investment or in a particular manner or (ii) short-term or other category of gain that may be realized by the Fund, in the aggregate, in any given period.

      In the performance of your duties hereunder, you are and shall be an independent contractor and unless otherwise expressly provided herein or otherwise authorized in writing, shall have no authority to act for or represent the Trust or the Fund in any way or otherwise be deemed to be an agent of the Trust or the Fund or of the Adviser. You will make your officers and employees available to meet with the Trust's officers and Trustees at least quarterly on due notice to review the investments and investment program of the Fund in the light of current and prospective economic and market conditions.

3. ALLOCATION OF CHARGES AND EXPENSES. You will bear your own costs of providing services hereunder. Except as aforesaid, you will not be required to pay any expenses of the Fund.

4. COMPENSATION OF THE SUBADVISER. For all investment management services to be rendered hereunder, the Adviser will pay a fee, as set forth in Appendix A attached hereto, quarterly in April, July, October and January, based on a percentage of the average of the actual net asset values of the Fund at the close of the last business day of each month within the quarter. The net asset value of the Fund is computed daily by the Fund's custodian, State Street Bank and Trust Company, and is consistent with the provisions of Rule 22c-1 under the Investment Company Act of 1940. Your fee will be

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JENNISON ASSOCIATES CAPITAL CORP.
HARBOR CAPITAL APPRECIATION FUND
JUNE 25, 1993



      based on the average of the net asset values of the Fund, computed by State Street Bank and Trust Company, on the last business day of each month within the quarter. If the determination of net asset value is suspended for the last business day of the month, then for the purposes of this paragraph 4, the value of the net assets of the Fund as last determined shall be deemed to be the value of the net assets. If State Street Bank and Trust Company determines the value of the net assets of the Fund's portfolio more than once on any day, the last such determination thereof on that day shall be deemed to be the sole determination thereof on that day for the purposes of this paragraph 4.

5. AVOIDANCE OF INCONSISTENT POSITION AND BROKERAGE. In connection with purchases or sales of portfolio securities for the account of the Fund, neither you nor any of your partners, directors, officers or employees will act as a principal or agent or receive any commission. You or your agent shall arrange for the placing of all orders for the purchase and sale of portfolio securities for the Fund's account with brokers or dealers selected by you. In the selection of such brokers or dealers and the placing of such orders, you are directed at all times to seek for the Fund the most favorable execution and net price available. It is also understood that it is desirable for the Fund that you have access to supplemental investment and market research and security and economic analyses provided by certain brokers who may execute brokerage transactions at a higher cost to the Fund than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, you are authorized to place orders for the purchase and sale of securities for the Fund with such certain brokers, subject to review by the Trust's of Trustees from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers may be useful to you in connection with your services to other clients. If any occasion should arise in which you give any advice to clients of yours concerning the Shares of the Fund, you will act solely as investment counsel for such clients and not in any way on behalf of the Fund. Your services to the Fund pursuant to this Agreement are not to be deemed to be exclusive and it is understood that you may render investment advice, management and other services to others.

      You will advise the Trust's custodian and the Adviser on a prompt basis of each purchase and sale of a portfolio security specifying the name of the issuer, the description and amount or number of shares of the security purchased, the market price, commission and gross or net price, trade date, settlement date and identity of the effecting broker or dealer. From time to time as the Board of Trustees of the Trust or the Adviser may reasonably request, you will furnish to the Trust's officers and to each of its Trustees reports on portfolio transactions and reports on issues of securities held in the portfolio, all in such detail as the Trust or the Adviser may reasonably request.

6. LIMITATION OF LIABILITY. You shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on your part in the performance of your duties or from reckless disregard by

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JENNISON ASSOCIATES CAPITAL CORP.
HARBOR CAPITAL APPRECIATION FUND
JUNE 25, 1993



     you of your obligations and duties under this Agreement. Any person, even though also employed by you, who may be or become an employee of and paid by the Fund shall be deemed, when acting within the scope of his employment by the Fund, to be acting in such employment solely for the Fund and not as your employee or agent. The Adviser shall indemnify you for any damages and related expenses incurred by you as a result of the performance of your duties hereunder, unless the same shall result from behavior found by a final judicial determination to constitute willful misfeasance, bad faith, gross negligence or a reckless disregard of your obligations, as specified above.

7. DURATION AND TERMINATION OF THIS AGREEMENT. This Agreement shall remain in force until March 17, 1995 and from year to year thereafter, but only so long as such continuance, and the continuance of the Adviser as investment adviser of the Fund, is specifically approved at least annually by the vote of a majority of the Trustees who are not interested persons of you or the Adviser of the Fund, cast in person at a meeting called for the purpose of voting on such approval and by a vote of the Board of Trustees or of a majority of the outstanding voting securities of the Fund. The aforesaid requirement that continuance of this Agreement be "specifically approved at least annually" shall be construed in a manner consistent with the Investment Company Act of 1940 and the rules and regulations thereunder. This Agreement may, on 60 days written notice, be terminated at any time without the payment of any penalty, by the Board of Trustees, by vote of a majority of the outstanding voting securities of the Fund, by the Adviser, or by you. This Agreement shall automatically terminate in the event of its assignment. In interpreting the provisions of this Agreement, the definitions contained in Sections 2(a) of the Investment Company Act of 1940 (particularly the definitions of "interested person", "assignment" and "majority of the outstanding voting securities"), as from time to time amended, shall be applied, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission by any rule, regulations or order.

8. AMENDMENT OF THIS AGREEMENT. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved by vote of the holders of a majority of the outstanding voting securities of the Fund and by the Board of Trustees, including a majority of the Trustees who are not interested persons of the Adviser or you or of the Trust, cast in person at a meeting called for the purpose of voting on such approval.

     It shall be your responsibility to furnish to the Board of Trustees such information as may reasonably be necessary in order for such Trustees to evaluate this Agreement or any proposed amendments thereto for the purposes of casting a vote pursuant to paragraphs 7 or 8 hereof.






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JENNISON ASSOCIATES CAPITAL CORP.
HARBOR CAPITAL APPRECIATION FUND
JUNE 25, 1993




9. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

10. MISCELLANEOUS. It is understood and expressly stipulated that neither the holders of Shares of the Trust or the Fund nor the Trustees shall be personally liable hereunder. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument

     The name "Harbor Fund" is the designation of the Trustees for the time being under the Declaration of Trust dated June 8, 1993, as amended from time to time, and all persons dealing with the Trust or the Fund must look solely to the property of the Trust or the Fund for the enforcement of any claims against the Trust as neither the Trustees, officers, agents or shareholders assume any personal liability for obligations entered into on behalf of the Trust. No series of the Trust shall be liable for any claims against any other series of the Trust.

If you are in agreement with the foregoing, please sign the form of acceptance on the accompanying counterpart of this letter and return one such counterpart to the Fund and the other such counterpart to the Adviser, whereupon this letter shall become a binding contract.


                                         YOURS VERY TRULY,

                                         HARBOR FUND

                                         By   /s/ Ronald C. Boller
                                            -----------------------------------
                                         Title:  President

                                         HARBOR CAPITAL ADVISORS, INC.

                                         By   /s/ Constance L. Souders
                                            -----------------------------------
                                         Title:  Senior Vice President


The foregoing Agreement is hereby accepted as of the date thereof.

                                         JENNISON ASSOCIATES CAPITAL CORP.

                                         By   /s/ John H. Hobbs
                                            -----------------------------------
                                         Title:  President


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JENNISON ASSOCIATES CAPITAL CORP.
HARBOR CAPITAL APPRECIATION FUND
JUNE 25, 1993





                                  SCHEDULE A


You will receive an advisory fee equal on an annual basis to .75% of the Fund's average actual net assets, as defined in paragraph 4 of the Agreement, up to $10 million; .50% on the next $30; .35% on the next $25 million of such assets; .25% on the next $335 million of such assets; .22% on the next $600 million of such assets; and .20% on assets in excess of $1 billion. The Adviser will pay you a fee each year which is not less than $125,000. For purposes of determining the applicable fee rate and satisfying the minimum payment, the assets of the Fund and the payments of the Adviser to you will be combined with the assets and payments of the accounts of the Owens-Illinois Master Retirement Trust that you manage.






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